ARTICLES AND AGREEMENT OF MERGER OF SVI Solutions, Inc. a Delaware Corporation, and SVI Holdings, Inc., a Nevada Corporation.

The undersigned officers of SVI Solutions, Inc., a Delaware corporation as the surviving Corporation, and of SVI Holdings, Inc., a Nevada corporation, as the disappearing Corporation, agree to a Plan and Agreement of Merger do submit these Articles and Agreement of Merger pursuant to the provisions of Nevada Revised Statues 92A.

ARTICLE I           Constituent Corporations

The name and place of organization and governing law of each constituent Corporation is:

         A.       SVI Solutions, Inc., a Delaware corporation

         B.       SVI Holdings, Inc., a Nevada corporation

ARTICLE II          Adoption of the Agreement and Plan of Merger

The respective Boards of Directors of the Surviving Corporation and the Disappearing Corporation have adopted an Agreement and Plan of Merger.

ARTICLE III         Approval of the Agreement and Plan of Merger by the Owners

The Agreement and Plan of Merger was approved by the requisite consent of the owner(s) of each class of interests of the Surviving Corporation and the Disappearing Corporation.

ARTICLE IV          Amendments to the Articles of Organization of the Surviving
                    Corporation

The Articles of Incorporation of the Surviving Corporation shall not be amended by these Articles of Merger.

ARTICLE V           Agreement and Plan of Merger

         A. The complete, executed Agreement and Plan of Merger is on file at the Surviving Corporation's registered office or other place of business.
         B. A copy of the Agreement and Plan of Merger shall be furnished, on request and without cost, to any owner of a Corporation, which is a party to the merger.
         C. Agent of Service of Process: The Corporation Trust of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89520

ARTICLE VI          Effective Date of Merger

The Merger of the Disappearing Corporation into the Surviving Corporation shall take effect on March 1, 2001, which date is not more than 90 days after the filing of these Articles and Agreement of Merger.


Dated this 28th day of February 2001

Domestic Entity

SVI Holdings, Inc.
12707 High Bluff Drive, Suite 335
San Diego, California  92130

BY:      /s/ Thomas A. Dorosewicz
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         Thomas A. Dorosewicz
         President


BY:      /s/ David L. Reese
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         David L. Reese
         Secretary